Exhibit 99

BOSTON PRIVATE ANNOUNCES

PARTIAL CPP REPAYMENT

Boston, MA – January 13, 2010 – Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) today announced that it has received approval from the U.S. Department of the Treasury to begin repayment of the Company’s outstanding $154 million in Series C Preferred Stock issued to the Treasury pursuant to the Capital Purchase Program. The redemption of $50 million of Preferred Stock was completed today. This redemption will result in annual savings of $2.5 million, or $0.04 per share, due to the elimination of the associated preferred dividends. However, a one-time, non-cash, after-tax reduction in earnings per share of $0.04 will be incurred in the first quarter of 2010 due to the acceleration of the Preferred Stock discount accretion.

Chairman and CEO Timothy L. Vaill said, “We’ve taken deliberate actions during the past several quarters to improve our capital position and fortify our balance sheet to the point where we are now able to pay off the TARP funds altogether. However, in an abundance of caution, we’ve elected to repay a portion at this time rather than the entire amount. We will continue to assess the pace of the nation’s economic recovery going forward and will seek approvals to repay additional amounts in 2010 when we feel the timing is appropriate. We continue to consider the CPP capital as a high-quality, relatively low-cost form of financial strength, and believe that repaying these funds in stages is prudent and in the best interests of our shareholders. We are pleased to have been able to use this capital to increase our lending and thus contribute to the improving economy as the program was originally intended.”

During 2009, BPFH announced a series of actions designed to strengthen its balance sheet, reduce risk and streamline operations. Of particular note, on September 17th, BPFH announced that it had completed the sale of Gibraltar Private Bank, its Florida banking subsidiary, for $93 million in cash. On December 14th, the Company announced the closing of the sale of Westfield Capital Management providing $59 million in initial proceeds and the retention of a 12.5% share in Westfield’s revenues for eight years. Also in December, the Company redeemed $45 million of its convertible trust preferred securities at a substantial discount from face value adding to its common equity account. The pro-forma Tier I risk-based capital ratio for the Company upon completion of all these transactions, including the partial repayment of the Series C Preferred Stock, is 16.7% which is in the top 10% of its industry peer group based on third quarter 2009 data.

Boston Private Financial Holdings

Boston Private Financial Holdings is a national financial services organization comprised of independently operated affiliates located in key regions of the U.S. that offer private banking and wealth management services to the high net worth marketplace, selected businesses and institutions. The Company enters demographically attractive markets through acquisitions and then expands by way of organic growth. It employs a distinct business strategy, empowering its affiliates to run independently such that they can best serve their clients at the local level, while at the same time providing strategic oversight and access to resources, both financial and intellectual, to support management, compliance, legal, marketing, and operations. (NASDAQ: BPFH).

For more information about Boston Private, visit the Company’s web site at www.bostonprivate.com.

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CONTACT:

Catharine Sheehan

Senior Vice President, Corporate Communications

Boston Private Financial Holdings, Inc.

(617) 912-3767

csheehan@bostonprivate.com

John Hartz

Sloane & Company

857-598-4779

jhartz@sloanepr.com

Statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements include, among others, statements regarding our strategy, evaluations of future interest rate trends and liquidity, prospects for growth in assets, and prospects for overall results over the long term. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among other factors, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s private banking and investment advisory activities, changes in interest rates, competitive pressures from other financial institutions, a deterioration in general economic conditions on a national basis or in the local markets in which the Company operates, including changes which adversely affect borrowers’ ability to service and repay our loans, changes in loan defaults and charge-off rates, adequacy of loan loss reserves, reduction in deposit levels necessitating increased borrowing to fund loans and investments, the effect of adverse government regulation, the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired, and risks related to the identification and implementation of acquisitions, as well as the other risks and uncertainties detailed in the Company’s Annual Report on Form 10-K and other filings submitted to the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.